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                                                                    EXHIBIT 20.5

                        NUTRITIONAL SOURCING CORPORATION
                           INVITATION WITH RESPECT TO
                      10.125% SENIOR SECURED NOTES DUE 2009

                                                                January 28, 2005

To Beneficial Owners of the Company's 10.125 1/2% Senior Secured Notes Due 2009

     Enclosed for your consideration are:

     1.   An Invitation (the "Invitation");

     2.   Letter of Transmittal; including a Substitute Form W-9

     3. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9;

     4.   Notice of Guaranteed Delivery;

     5.   Instructions to Record Holder.

     Each of these documents relates to the offer by Nutritional Sourcing Corporation (the "Company") to purchase for cash certain of its outstanding 10.125% Senior Secured Notes Due 2009. Holders validly tendering Notes will, by tendering such Notes, be giving their consent to a proposed amendment to the indenture under which such notes were issued.

     Beneficial owners who desire to tender their Notes pursuant to the Invitation must direct their nominees in whose name the Notes are held (the "Holder") to complete and submit the Letter of Transmittal to the Depositary on or before February 28, 2005 at 5:00 p.m. New York City time.

     If you do not wish to tender your Notes, you need take no action.

     This material relating to the Invitation is being forwarded to you as the beneficial owner of Notes not registered in your name. A tender of any Notes may be made only by the registered Holder and pursuant to your instructions.

IN ORDER TO TENDER, YOU MUST COMPLETE THE "INSTRUCTIONS TO RECORD HOLDER" INCLUDED IN THIS PACKAGE AND FORWARD THE COMPLETED INSTRUCTIONS TO THE RECORD HOLDER OF YOUR NOTES.

     We urge you to read carefully the Invitation, the Instructions to Record Holder, the Letter of Transmittal and the other material provided herewith before directing the Holder to take any action with respect to your Notes.

     The "Instructions to Record Holder" should be forwarded as promptly as possible in order to permit the Holder to tender Notes on your behalf in accordance with the provisions of the Invitation. The Invitation will expire at 5:00 p.m., New York City time, on February 28, 2005, unless extended or earlier terminated (such time and date, as the same may be extended or earlier terminated, the "Expiration Date").

     Tenders of Notes may be validly withdrawn at any time on or prior to the Expiration Date.

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     All capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Invitation.

     Your attention is directed to the following:

          1. The Clearing Price will be an amount determined based on a Modified Dutch Auction procedure as described under the caption "TERMS OF THE INVITATION -- Modified Dutch Auction Procedures" in the Invitation, plus accrued interest;

          2. The maximum amount available to the Company to fund the purchase of the Notes (the "Maximum Amount"), excluding accrued interest, is $42 million; as a consequence, the Company will accept for purchase less than all of the outstanding Notes;

          3. If you desire to receive the Clearing Price, we must receive your instructions in ample time to permit us to effect a tender of Notes on your behalf on or prior to the Expiration Date;

          4. The Company's obligation to pay for tendered Notes is subject to certain conditions set forth in the Invitation under the caption "TERMS OF THE INVITATION-- Conditions to the Invitation"; and

          5. Any transfer taxes incident to the transfer of Notes from the tendering Holder to the Company will be paid by the Company, except as provided in the Instructions to the Letter of Transmittal.

     If you wish to tender any or all of your Notes held by a Holder for your account or benefit, please so instruct your Holder by completing, executing and returning to them the "Instructions to Record Holder" that is included in this package. The accompanying Letter of Transmittal is furnished to you for information purposes only and may not be used by you to tender Notes held by a nominee and registered in their name for your account.

                                            Very truly yours,

                                            NUTRITIONAL SOURCING CORPORATION

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